Exhibit 99.1

For Immediate Release

Charles & Colvard Adopts Stock Repurchase

Agreement in Accordance with Rules 10b5-1 and 10b-18

MORRISVILLE, N.C., May 17, 2004 — Charles & Colvard, Ltd. (NASDAQ:CTHR) today announced that in order to facilitate the repurchase of shares of the Company’s common stock, its Board of Directors has approved a written stock repurchase agreement with Raymond James & Associates, Inc., to provide for a trading plan in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Act of 1934. In December 2003, the Board of Directors authorized the Company to purchase up to 900,000 shares of the Company’s stock in the open market at prevailing prices or in privately negotiated transactions at prices at or below prevailing open market prices. The stock repurchase agreement provides for the systematic and orderly repurchase of a portion of the 900,000 shares over the next 90 days, subject to certain volume and price limitations. The action by the Board of Directors being announced today does not expand or extend the December 2003 share repurchase program.

According to Robert S. Thomas, President and Chief Executive Officer, “Regulatory limitations have prevented the Company from repurchasing as many shares as we have desired. The written share repurchase agreement will potentially allow more repurchases to be effected through our broker pursuant to a prearranged formula established in accordance with applicable regulations. Our repurchase agreement with Raymond James further demonstrates the continued confidence of the Board of Directors in the future of Charles & Colvard and our continued belief that the Company’s shares are undervalued based upon our assessment of the future prospects of Charles & Colvard. Our Board feels strongly that repurchasing our shares offers an excellent opportunity to enhance value for our long-term and future shareholders, through reduced share dilution.”

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor/Wesley Werme
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
www.moissanite.com		tonyschor@investorawareness.com
wesley@investorawareness.com